EXHIBIT 10.9

Employment Agreement Dated as of November 16, 2003 Between Learning Tree International,

Inc. and Nicholas R. Schacht

EMPLOYMENT AGREEMENT

WHEREAS, in consideration for Learning Tree International’s employment and continued employment of Nicholas R. Schacht (hereinafter referred to as “Employee”), Learning Tree International (hereinafter referred to as “Company”) and Employee desire to enter into this Agreement to set forth the terms and conditions of such employment effective November 16, 2003.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	STATEMENT OF WORK: Employee is engaged as the President and Chief Operating Officer of the Company and agrees to perform the duties described in the attached “Job Description” and such duties as are needed for the proper functioning of the Company, as directed from time to time, at the Company’s main office and at other geographical locations serviced by the Company. The Company hereby employs Employee or continues his or her employment and Employee hereby accepts employment upon the terms and conditions stated herein.

Employee shall do his or her utmost to further enhance and develop the best interests and welfare of the Company. Employee shall perform no acts contrary to the best interests of the Company and the Company shall be entitled to all of the benefits, profits or other results arising from or incident to all work, services and advice of Employee.

Employee agrees to fully comply with the rules and procedures as may be promulgated by the Company in the Company’s sole and absolute discretion.

2.	PAYMENT: As full consideration for the services rendered by Employee hereunder, the Company agrees to pay Employee the sum of $25,000.00/Month, payable in accordance with the Company’s payroll practices from time to time semi-monthly, subject to withholding and deductions in accordance with all applicable laws. Employee will also be entitled to Incentive Compensation when and as earned under the annual plan provided to him by the Company at the beginning of each fiscal year. For fiscal year 2004, the on-target incentive is set at $120,000.00. See the attached Compensation Summary for further details.

A.	Said compensation is paid (i) for Employee’s advice and availability as advisor to the Company; (ii) for substantially full-time services at one of the corporate premises; and (iii) for the covenants described below.

B.	The Employee Manual, as amended from time to time by the Company and delivered to Employee, is an integral part of the employment relationship, but does not form a contract or contract-based rights, nor does it serve to alter the at-will nature of Employee’s employment. Employee’s initials affixed below signify Employee’s receipt of the Employee Manual, Employee’s understanding that it is his or her responsibility to read the Employee Manual, and to comply fully with the terms set forth therein.

            ☐

(Employee’s Initials)

3.	COPYRIGHTS: Employee agrees that all writings produced by him or her while employed under this Agreement, whether or not conceived or developed during Employee’s working hours and with respect to which the equipment, supplies, facilities or trade secret information of the Company were used, or that relate to the business of the Company, or that result from any work performed by Employee for the Company, are works done for hire and shall be the sole property of the Company and the Company shall have the exclusive right to copyright such writings in any country or countries. Employee further agrees to assign to the Company all interest in any such writings, whether copyrightable or not, which Employee develops or helps develop during his or her employment with the Company.

4.	PATENTS: Employee shall disclose promptly to the Company all ideas, inventions, discoveries, improvements, whether or not patentable, relative to the field of work set forth in the “Job Description”, or otherwise assigned to Employee, and conceived or first reduced to practice by Employee in connection with work under this Agreement with the Company. Employee agrees that all such ideas, inventions, discoveries and improvements including, but not limited to papers, books and publications, shall become the sole and absolute property of the Company and that Employee will at any time, at the request and expense of the Company, execute any and all documents, including, but not limited to, patent applications and assignments to protect the same against infringement by others, and do whatever is reasonably required to be done to insure that the Company shall obtain title to such ideas, inventions, discoveries and improvements. Such services will be without additional compensation if Employee is then employed by the Company and for reasonable compensation and subjected to his reasonable availability if he is not. If the Company cannot, after reasonable effort, secure Employee’s signature on any document or documents needed to apply for or prosecute any patent, copyright, or other right or protection relating to an Invention, whether because of his physical or mental incapacity or for any other reason whatsoever, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and in his behalf and in his name and stead for the purpose of executing and filing any such application or applications and taking all other lawfully permitted actions to further the prosecution and issuance of patents, copyrights, or similar protections thereon, with the same legal force and effect as if executed by him.

For purposes of this paragraph, an invention is based on the trade secrets of the Company if the invention incorporates any such secrets in principle or design, and if the invention was conceived or first actually reduced to practice during the period of Employee’s employment with the Company.

Employee also agrees that the Company shall have the right to keep any inventions covered by this Agreement as trade secrets and Employee agrees not to disclose any such invention to third parties, except as specifically authorized by the Company.

Employee further agrees to assign to the Company all rights in any other inventions made by Employee if the Company is required to grant those rights to the United States Government or any of its agencies. Moreover, Employee agrees to render assistance, advice and counsel to the Company at its request regarding any matter, dispute or controversy with which the Company may become involved and of which Employee has or may have reason to have knowledge, information or expertise. Such services will be without additional compensation if Employee is then employed by the Company and for reasonable compensation and subject to his reasonable availability otherwise.

5.	SECRECY:

SECURITY CLEARANCE: As to any Company information made available to Employee during the course of his or her employment, Employee agrees to cooperate in establishing and maintaining any security clearance and to execute whatever forms and joint agreements are required by law. Employee agrees to provide and maintain a system of security controls in accordance with the requirements of the U.S. Government or as may be required by law.

NON-DISCLOSURE OF CONFIDENTIAL INFORMATION: Confidential and Proprietary Information (hereinafter Confidential Information) is defined to include, but is not limited to, Company books; records; compilations of information; processes; teaching methods and techniques; secret inventions and specifications; information about computer programs or systems; names; usages and requirements of past, present and prospective customers of the Company; processes or methods by which the Company promotes its services and products and obtains customers; customers’ buying habits and special needs; profits; sales; suppliers; personnel; pricing policies; operational methods; technical processes and other business affairs and methods, and plans for future developments and other information which is not readily available to the public. Confidential Information also includes, but is not limited to, any information and material relating to any customer, vendor, licensor, licensee or other party transacting business with the Company. Confidential Information is developed and will be developed by or for the Company at great expense.

Employee agrees, during the term of employment and forever thereafter, to keep confidential all information provided by the Company, excepting only such information as is already known to the public. Employee agrees not to release, use or disclose any Confidential Information or permit any person to examine and/or make copies of any documents which contain or are derived from Confidential Information, except with the prior written permission of the Company. Employee shall not make use of any Confidential Information for his or her own purposes or the benefit of anyone other than the Company.

Employee recognizes and acknowledges that the list of the Company’s customers, as it may exist from time to time, is a valuable, confidential, special, and unique asset of the Company’s business. Employee will not, during or after the term of his or her employment, use or disclose the list of the Company’s customers or any part thereof to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever.

RETURN OF PROPERTY: Employee agrees that upon request by the Company, and in any event upon termination of employment, Employee shall turn over to the Company all documents, papers or other material in Employee’s possession or under his or her control which may contain or be derived from Confidential Information, together with all documents, notes or other work product which is connected with or derived from Employee’s services to the Company whether or not such material is at the date hereof in Employee’s possession.

Employee agrees that he or she shall have no proprietary interest in any work product developed or used by Employee arising out of his or her employment by the Company. Employee shall, from time to time as may be requested by the Company, do all things which may be necessary to establish or document the Company’s ownership interest in any such work product, including, but not limited to execution of appropriate copyright applications or assignments.

6.	EXCLUSIVITY: While an employee of the Company, Employee will use best efforts to promote the success of the Company’s business and shall not enter the employ of or serve as a consultant to, or in any way perform any services with or without compensation for, any other person, enterprise, business, company, corporation, partnership, firm, association without the prior written consent of the Company and shall not own any interest (other than up to 1% of the voting securities of a publicly traded corporation) in any entity or individual that competes with the Company or that is a material supplier or vendor to the Company.

7.	NON-COMPETITION: During the term of this Agreement and until the expiration of one year after the termination of the employment relationship (regardless of the reason the employment is terminated), Employee shall not, directly or indirectly, (1) enter into the employ of, assume an interest in (in any capacity) or render any services to, any person or entity engaged in any business competitive with the business of the Company within a 50 mile radius of any location where the Company is actively engaged, or proposes to engage in business on or prior to the termination of employment; or (2) engage in any such business on his or her own account.

Employee and Company agree and stipulate that the period of time and geographical area specified in the above paragraph are fair and reasonable in view of the nature of the business of the Company, and the Employee’s access to the Company’s Confidential Information and knowledge of the Company’s business. However, in the event that a court should decline to enforce these provisions, Employee and the Company agree that the provisions shall be deemed to be modified to restrict Employee’s competition with the Company to the maximum extent, in both time and geography, which the court shall find enforceable. In no event will the covenant be interpreted as more restrictive to Employee.

8.	SOLICITING: Employee shall not, either during his or her employment with the Company, or for a period of two (2) years immediately thereafter, either directly or indirectly:

A.	Make known to any person, firm or corporation, the names or addresses of any customers of the Company or any other information pertaining to them;

B.	Call on, solicit, or attempt to take away or do business with any customers of the Company on whom Employee called or with whom Employee became acquainted during the term of his or her employment with the Company, either for Employee or for any other person, firm or corporation in competition with the Company; or

C.	Hire, subcontract, employ, engage, contact or solicit, for the purpose of hiring, any person or entity who is an employee or subcontractor of the Company on the date of Employee’s termination of employment or at any time during the six (6) month period prior to the termination of Employee’s employment.

9.	TRADE SECRETS: During the term of this Agreement, Employee will have access to and become acquainted with various trade secrets consisting of items such as books, records, compilations of information, processes, teaching methods and techniques, devices, secret inventions, and specifications, which are owned by the Company and are regularly used in the operation of the business of the Company, which the Company desires to protect and preserve as secrets for its own use. Employee shall not disclose any of the aforesaid secrets, directly or indirectly, or use them in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of his or her employment with the Company. All files, records, documents, drawings, specifications, equipment, products and other items relating to the Company, whether prepared by Employee or otherwise coming into his or her possession, shall remain the exclusive property of the Company and shall not be removed from the premises of the Company under any circumstances whatsoever, without the prior written consent of Employee’s supervisor, specifically setting forth the documents involved, the person receiving the permission, and the location of the items and the period of time for which the permission is granted.

10.	VIOLATION OF COVENANTS: Notwithstanding paragraph 13 of this Agreement, if Employee violates or threatens to violate any of the provisions of paragraphs 3 through 9 of this Agreement, the Company shall be entitled (without the need to post any bond) to a restraining order and/or an injunction to be issued by any court of competent jurisdiction, enjoining and restraining Employee, and each and every other person, partnership, corporation, association or other entity concerned therein, from continuing such violations or from rendering any services to any person, firm, corporation, association or other entity to whom such Confidential Information, in whole or in part, has been disclosed or is threatened to be disclosed. Employee recognizes that the violation or threatened violation of the provisions of paragraphs 3 through 9 of the Agreement may give rise to irreparable injury to the Company, which may not be adequately compensated by damages. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from Employee. These obligations shall survive the termination of Employee’s employment.

11.	AT-WILL EMPLOYMENT: Employee’s employment with the Company is “at-will” and may be terminated at any time, with or without cause, for any or no reason, and with or without notice. In conjunction with this policy of at-will employment, Employee may also be disciplined, demoted or have his or her job responsibilities reassigned by the Company for any reason at the Company’s sole discretion. No individual within the Company can modify this “at-will” status, except in a written agreement signed by the Chief Executive Officer or Chief Administrative Officer of the Company. No oral or written modifications, express or implied, may alter or vary the terms of this Agreement. Any representations to the contrary are hereby disclaimed. Upon Employee’s termination of employment with the Company for any or no reason, and with or without notice, (a) Employee shall be deemed to have resigned from all offices and directorships then held with the Company or any affiliate and (b) the Company shall pay to Employee all amounts accrued and unpaid as of the date of termination in respect of (i) Employee’s salary for periods through such date, and (ii) PTO (“Paid Time Off”) pay to the extent consistent with the Company’s policies in effect from time to time, and (iii) if and only if the termination is by the Company and without “Cause,” then in lieu of any other severance, the Company will also continue to pay Employee’s Base Salary for the following six months in accordance with its normal salary payment schedules. “Cause” shall exist if any one or more of the following should occur: Employee’s (a) material failure to perform his duties under, or material breach of, this Agreement which remains uncured for more than thirty (30) days (which shall be reduced to ten (10) days if (a) there is no reasonable expectation that a cure can be completed during such thirty day period or (b) the Company reasonably believes that such delay could be seriously detrimental to it) after a written warning (except in the case of a willful failure to perform his duties. Or a willful breach, which shall require no warning), (b) failure to comply with a reasonable direction of the Company’s Chief Executive Officer, which remains uncured for more than thirty (30) days (which shall be reduced to ten (10) days if (a) there is no reasonable expectation that a cure can be completed during such thirty day period or (b) the Company reasonably believes that such delay could be seriously detrimental to it) after a written warning, (c) breach of his fiduciary duty to the Company, or (d) indictment (or equivalent) for a felony or other serious crime. Employee agrees that the rights and entitlements set forth in this Section 11 are Employee’s exclusive rights and entitlements from the Company and any affiliated entity upon and as a result of the termination of Employee’s employment with the Company.

12.	AUTHORSHIP AND OUTSIDE INCOME: Except as otherwise approved in writing by the Company, while employed under this Agreement, any income earned by Employee in any work of the type performed by the Company shall be deemed earned on behalf of the Company and shall be promptly remitted to the Company. Any articles or other works published by Employee shall be first approved by the Chief Executive Officer or Chief Administrative Officer of the Company, in writing, and may be published only if approved by the Company. Any approval given under this paragraph shall be deemed valid for only the specific event and time set forth in the approval.

13.	ARBITRATION: Any and all disputes between Employee and the Company that arise out of Employee’s employment, including disputes involving the terms of this Agreement, shall be resolved through final and binding arbitration. This shall include, without limitation, disputes relating to this Agreement, Employee’s employment by the Company or the termination thereof, claims for breach of contract or breach of the covenant of good faith and fair dealing, and any claims of discrimination or other claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, or any other federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of Employee’s employment with the Company or his or her termination. The only claims not covered by this Agreement are claims for benefits under the workers’ compensation or unemployment insurance laws, which will be resolved pursuant to those laws. Notices of requests to arbitrate a covered claim must be made within the applicable statute of limitations. Binding arbitration will be conducted in Fairfax County, Virginia in accordance with the rules and regulations of the American

Arbitration Association (“AAA”). Discovery may be carried out under the supervision of the arbitrator appointed pursuant to the rules of the AAA. Employee will be responsible for paying the same fee to initiate the arbitration that he or she would pay to file a civil lawsuit. The Company will pay any remaining cost of the arbitration filing and hearing fees, including the cost of the arbitrator; each side will bear its own attorneys’ fees, that is, the arbitrator will not have authority to award attorneys’ fees unless a statutory section at issue in the dispute authorizes the award of attorneys’ fees to the prevailing party, in which case the arbitrator has authority to make such award as permitted by the statute in question. Employee understands and agrees that the arbitration shall be instead of any civil litigation and that this means that he is waiving his right to a jury trial as to such claims. The parties further understand and agree that the arbitrator will issue a written decision and that the arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction.

This arbitration section does not in any way alter Employee’s at-will status.

14.	WRITTEN PERMISSION: Any “written permission” required by this Agreement is only valid if signed by a Company officer.

15.	WAIVER: The delay or failure of the Company to insist upon Employee’s punctual performance of any of the provisions of this Agreement, or the failure of the Company to exercise any right or remedy available to it under this Agreement, shall not constitute in any manner a waiver by the Company of any subsequent default or breach by Employee.

16.	NOTICES: All notices, requests, demands or other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if served personally on the party to whom notice is being given, or on the third (3rd) day after mailing, if mailed to the party to whom notice is to be given, by first class mail, postage prepaid, and properly addressed as follows:

LEARNING TREE INTERNATIONAL, INC.	6053 West Century Boulevard
Los Angeles, CA 90045

With Copy To:	Peter Holbrook, Esq.
McDermott, Will & Emery
18191 Von Karman Ave. Suite 500
Irvine, CA 92612-0187

Notice shall be given to Employee at the most recent address reflected in Employee’s employment records.

Any party may change its address for purposes of this paragraph by giving the other party a written notice of the new address.

17.	GOVERNING LAW: This Agreement shall be construed in accordance with, and governed by, the laws of the state of Virginia.

18.	ENTIRE AGREEMENT: This Agreement constitutes the entire Agreement between the parties and supersedes all prior or contemporaneous agreement and statements between the parties, whether written or oral, with respect to the subject matter hereof, and may not be contradicted by evidence of any prior or contemporaneous statements or agreements between Employee and the Company concerning the subject matter hereof. The parties herein represent that no other Agreement, oral or otherwise, exists or binds any of the parties hereto. The parties hereto acknowledge that they have not executed this Agreement in reliance upon any other or further representation or promise of any party. No change, modification, waiver, or amendment of this Agreement shall be of any effect unless in writing signed by Employee and by the Chief Executive Officer or Chief Administrative Officer of the Company.

19.	SUCCESSORS AND ASSIGNS: This Agreement shall be binding upon and shall inure to the benefit of the successors or assigns of the Company.

20.	ASSIGNMENT: This Agreement is not assignable by Employee.

21.	SEVERABILITY: The provisions of this Agreement are severable. Should any provision be for any reason unenforceable, the remainder of the provisions shall remain in full force and effect. The provisions of this Agreement shall be interpreted, to the extent possible, to give full effect to the intent of the parties.

By signing below, I acknowledge that I have read this Agreement carefully, understand it, and will comply with the provisions set forth herein. I have had the opportunity to seek independent legal advice before signing this Agreement, and enter into this Agreement freely and voluntarily, based on my own judgment and not on any representations or promises other than those contained in this Agreement.

EMPLOYEE:	EMPLOYER:

Nicholas R. Schacht	Learning Tree International

/s/ NICHOLAS R. SCHACHT	/s/ MARY C. ADAMS
	By:	Mary C. Adams
November 16, 2003	Title:	Chief Administrative Officer
Date